Exhibit 99.2

Eightco (NASDAQ: ORBS) Chairman’s Message Transcript – Dan Ives

Hello! Dan Ives here, Chairman of EightCo Orbs. So excited to be here as part of this Chairman’s Message — my first one since we did the transaction a little over 3 weeks ago.

To me, the AI revolution is the biggest tech theme that we’ve seen in the last 40–50 years. But ultimately, when I view World — our view of World — it’s going to be the single sign-on for the AI future.

And I believe when I talk about the trillions of dollars being spent on the AI revolution, it doesn’t get there without human-proof authentication. I think that’s a huge part of the future, and that’s why we’re such believers in World, in terms of our focus here at Eightco.

800 million Worldcoin tokens is our goal — that is a company goal, the Power of 8 — given our view of the value of that, which we’ve talked about, will be multiples and multiples, in our opinion. Not just from a monetization perspective in terms of the network effect, but relative to right now, I think investors and the overall market are underestimating just what an important piece World — which Sam and Alex really helped build — is going to be in this future.

We are well on our way to getting into that Power of 8. We’ve had a lot of success in the last few weeks since doing the transaction. And to me, this is not about weeks or months — this is going to be years.

In terms of my view, we are going to be a big part of the infrastructure play in the future of AI. I view this much more as an AI tech play than a crypto play, per se. What we feel like we’re doing here with the team is that we’re not just building awareness around World in terms of Orbs. Since we’ve done the transaction, over 2 million new humans have now verified or done their scans with the Orb, and I think that just speaks to the power of education out there. I continue to view it as probably the safest form of authentication when it comes to AI.

When you look at the trillions that are going to be spent — LLMs, data centers, infrastructure — right now the value being assigned for human-proof authentication is de minimis. That speaks to our view of why we’re doing this, because I believe World is going to play a major role in the build-out of this AI future.

The Power of 8 is our focus here — buying more and more World as a treasury. It’s our view that this is going to be the de facto authentication in the future. And as you have a robotic world, bots around the world — whether it’s social media, advertising, dating apps — I believe the future is really going to be around human-proof authentication. That’s why I think Orb is going to play such a massive role in this.

I’d say I’m more excited post-transaction, now a few weeks later, than even before. As the education and understanding of investors, or just the everyday public, grows, I think there’s a huge misunderstanding coming in here about just how big a role World is going to play in building what’s really going to be a layer of authentication. Now the word’s getting out there, and I’m excited here at EightCo with the team to be a part of this, because it’s going to be a journey.

I believe this is relative to the Fourth Industrial Revolution — it’s going to play a huge piece in that puzzle in terms of this build-out. So I want to just give a message to everyone: we’ll obviously have more updates. I’ll be going on my Orb World Tour — from San Fran, LA, across Asia, and London — really about education and building further awareness for this. Hopefully I’ll see many of you there.

I’m just so excited to be a part of this. And after 25 years covering tech, I think it’s one of the things I’ve been most excited about — being part of this company that’s going to play a major role in building awareness for World. We believe we’re going to 100 million next year, then a billion, and ultimately 8 billion. These are still early days in the AI revolution and what World’s going to play.

So, I just wanted to say that. Thank you.